Terms of Agreement
Between
Global Cash Card Corporation
And
FundsTech Corp.

This document shall form the binding agreement between World Processing, Ltd, and Global Cash Card Corporation (combined, “Global Cash Card Corporation and herein, “GCC”) on the one hand AND FundsTech Corp (herein, “FTC”) on the other hand, (together, the “Parties”), under which FTC shall provide consulting services to GCC subject to the following terms and conditions:

Part A, Consulting Services:

1.

Financing Plan: FTC will introduce and assist in the development of GCC’s financing plan including the development of supporting presentation materials, presentation packages, presentation planning, targeting of prospective investors, investor relationship development, development of a road show schedule and assist with the road show for GCC;

2.

Configuration: FTC to assist with the configuration of GCC, advising on devices and methods designed to make GCC appropriate to the financing & capitalization plan, with the goal of meeting standards necessary to lower professional fees, attract auditor interest, attract sustainable investor interest and attain eventual publicly traded status for GCC.

3.	Business Plan: FTC to assist with the development of a presentation business plan and projections;
4.

Financing: FTC to assist in the development and enactment of GCC’s short and mid term capital strategy and plan, the funding of certain initial costs and achieving the target of raising $2,000,000 into GCC. Such plan to involve multiple funding events with investment by FTC and / or third parties in conjunction with the following:

a.

FTC to have the following rights for a period of two years: i) to provide funding to GCC, on terms agreeable to both parties, and exclusive to FTC; ii) to have first right of refusal on any proposed funding secured for investment into GCC from third parties and; iii) the exclusive right to take GCC, or GCC assets, public and;

b.

FTC will assist in establishing GCC, or GCC’s assets, within a publicly traded company on the Canadian TSE, US OTC, London AIM or similar exchange, driven by variables of cost, company valuation, preferences and location of investors, market acceptance and timing GCC performance.

5.

Revenue: Sales and marketing assistance, the terms and compensation for which shall be defined in separate sales, representation, license or similar agreement(s) between GCC and FTC defining FTC’s role for:

a.	FTC’s assistance in identifying new domestic sales channels for GCC products with: i) Financial institutions and; ii) 3rd party distributors and;

b.	FTC’s identification and development of foreign sales channels for GCC products.

Part B, Compensation:

GCC shall issue GCC shares to FTC and / or pay fees to FTC per the following performance and time based schedule. Fees are to be paid, and GCC shares to be issued and forwarded, to FTC as these events occur:

1.	Monthly fee of $5,000 paid to FTC on the first of every month with the first payment due April 1, 2006 and;
2.	Investment management fees based on all funds raised into GCC, or the ensuing publicly traded entity, paid to FTC as part of FTC’s management fees, per the following schedule:
	a.	Paid to FTC: Five percent (5%) of all equity capital invested in GCC and;
	b.	Paid to FTC: Four percent (4%) of all bridge or mezzanine debt invested in GCC and;
	c.	Paid to FTC: Two and one half percent (2.5%) of all funds loaned to GCC under a conventional loan or similar agreement.
	d.	No commission earned for investments made by current shareholders or their immediate family members as long as the investment(s) is made prior to May 30, 2006.
3.	A transaction fee paid to FTC in the amount of three percent (3%) of the total sale price of GCC if a sale, vend-in and / or similar significant transaction involving GCC assets occurs and;
4.	Ownership of GCC, issued to FTC in the form of voting stock, based upon the achievement of the following events:
a.

Registration & Related: Three percent (3%) ownership (based on the fully diluted share total immediately before the going public event) of GCC issued to FTC upon the completion of FTC’s assistance in the development of the documentation necessary for GCC, or GCC’s assets, to become publicly listed and;

b.

In the event that GCC does not go public and provided that the decision not to become publicly traded is agreed to by both Parties to this agreement, then GCC shall issue to FTC three percent (3%) ownership (based on the fully diluted share total) of GCC. This provision shall not preclude rights and obligations of the Parties as setout in other terms of this agreement.

5.	A breakup fee of $100,000 shall be paid to FTC should GCC decline to execute on plans substantially agreed to by GCC and FTC for finance and / or publicly traded status of GCC or GCC’s assets.

Part C, General Terms:

1.	Expenses: All FTC pre-approved business and travel expenses to be paid by GCC, billed every 30 days.

2.

Term: The term of this agreement shall be for a period starting the date this agreement is signed and running until the latest of: a) 18 months or; b) 6 months after GCC, or the assets of GCC, becomes part of a publicly traded company. In the event that GCC has not received outside funding for a period of six months from the date of this Agreement, GCC has the right to terminate the fees being paid under item B1 of this Agreement with thirty days written notice to FTC.

3.

GCC acknowledges that: i) FTC is herby being retained solely as an independent advisor to the GCC Board of Directors and that it remains the responsibility of the GCC Board of Directors to exercise diligence in enacting any corporate plans and actions and; ii) GCC is not relying on advice from FTC for tax, accounting or legal matters.

4.

GCC represents that their settlement account(s) will remain fully funded at all times and managed by GCC to the standard required by their transaction processing and industry partners, suppliers and clients.

5.	GCC represents that all information furnished to FTC, FTC’s agents and affiliates is accurate and retains that accuracy and will withstand scrutiny over time.
6.	GCC will endeavor to develop and manage their business such that GCC’s valuation is maintained and supports its capitalization plans.
7.	Both parties agree to indemnify the other party to the fullest extent.
8.	FTC involvement and funds raising activities to be on a best efforts basis.
9.

All legal costs, listing fees, third party commissions agreed upon by both parties in advance, professional and consultant fees, general expenses and other fees associated with the terms and ensuing activities of this Terms of Agreement are to be paid by GCC.

10.

This Terms of Agreement shall be binding on both Parties as of the date of the signing below, until it is replaced by a more definitive agreement that encompasses the terms herein and is executed by both Parties.

The below signatures confirm agreement with the terms and conditions of the above:

/s/ Joesph F. Purcell
 Joseph F. Purcell,
CEO,
Global Cash Card Corporation

Date: March 31, 2006

AND

/s/ Joesph F. Purcell
 Joseph F. Purcell,
President,
World Processing, Ltd

Date: March 31, 2006

/s/ Donald C. Headlund
Donald C. Headlund, President
FundsTech Corp.

Date: April 14, 2006